Exhibit 99.1

NEWS RELEASE

RIVERVIEW FINANCIAL CORPORATION

REPORTS SECOND QUARTER FINANCIAL RESULTS FOR 2020

HARRISBURG, PA, August 13, 2020 / PRNEWSWIRE / Riverview Financial Corporation (the “Company” or “Riverview”) (NASDAQ: RIVE), the holding company for Riverview Bank (the “Bank”), today reported a net loss of $24.1 million, or $(2.61) per basic and diluted weighted average common share, for the second quarter of 2020, compared to net income of $1.4 million, or $0.16 per basic and diluted weighted average common share, for the second quarter of 2019. For the six months ended June 30, 2020, Riverview reported a net loss of $23.5 million, or $(2.54) per basic and diluted weighted average common share, compared to net income of $747 thousand, or $0.08 per basic and diluted weighted average common share, for the same period last year.

The decrease in the Company’s earnings for the three and six months ended June 30, 2020 as compared to the same periods in 2019 was primarily the result of a non-cash charge related to the recognition of goodwill impairment and an increase in the provision for loan losses, both stemming from the COVID-19 pandemic. The goodwill impairment of $24.8 million has no impact on tangible book value, regulatory capital ratios, liquidity and the Company’s cash balances. For the three and six months ended June 30, 2020, the provisions for loan losses totaled $2.0 million and $3.8 million, respectively, as compared to $618 thousand and $1.2 million for the same periods in 2019.

The Company is required to test its goodwill impairment at least annually, or more frequently if an event occurs or circumstances change which are considered to be a triggering event that would more likely than not reduce the fair value of its goodwill below the carrying value of the reporting unit, Riverview Bank. Due to the COVID-19 pandemic, the market price of Company’s common stock decreased significantly below the carrying value of its equity per share. This decrease prompted the Company to assess its goodwill as of the end of the second quarter of 2020. Based on the results of this evaluation, the Company determined that it must recognize an impairment loss for the entire amount of goodwill on its balance sheet as of June 30, 2020.

The increase in the provision for loan losses for the three and six months ended June 30, 2020 was the combined result of loan growth, increases in historical loss factors, changes in qualitative factors related to the increase of the allowance for loan losses reserve due to COVID-19 as of June 30, 2020, as well as results from an independently prepared credit portfolio stress test performed during the second quarter. As the Company continues to evaluate the impact of the COVID-19 pandemic on our overall financial performance and operations, including its effects on our loan portfolio, our provision for loan losses may increase in future periods, which could adversely affect our results of operations.

The Company’s earnings were further impacted as a result of the $1.2 million reduction of net accretion on acquired assets and assumed liabilities during the first six months of 2020, as compared to the first six months of 2019. The impact of these reductions was offset by the recognition of an $815 thousand net gain on the sale of investment securities in order to provide liquidity to fund loan demand and limit exposure to falling rates through the disposition of adjustable rate securities. The Company also recognized interest and fees on origination of loans pursuant to the Paycheck Protection Program (“PPP”) of $1.1 million during the six months ended on June 30, 2020. The results for the first six months of 2019 included the first quarter recognition of $2.2 million in nonrecurring executive separation expenses along with the $456 thousand in severance charges recorded in the second quarter of 2019.

In order to mitigate the financial impact of the COVID-19 pandemic, the Company formulated a cost reduction strategy subsequent to the end of the second quarter of 2020 aimed at substantially lowering operating costs. This plan implemented in August 2020 is expected to lower salaries and benefits expense by $3.4 million annually, beginning September 1, 2020. The cost associated with severance and furlough expenses related to such action which will be recognized in the third quarter of 2020 is expected to be approximately $454 thousand. Regulatory authorities recently issued guidance reminding bank management the importance of taking capital preservation actions in these uncertain economic times and encouraging management to remain vigilant on how the current environment impacts their organization’s financial performance, need for capital, and ability to serve your customers and communities throughout this crisis. In consideration of the foregoing, the Board of the Directors of Riverview determined to suspend the payment of dividends in order to conserve capital in consideration of recognizing certain material nonrecurring expenses in the first half of 2020 and to counteract the effects of the pandemic. The Company is also pursuing raising additional capital, with goal of completing such capital raise by the end of the third quarter of 2020.

In addition to evaluating its results of operations in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Riverview routinely supplements its evaluation with an analysis of certain non-GAAP financial measures, such as tangible book value per share and return on average tangible stockholders’ equity. Riverview believes these non-GAAP financial measures provide information useful to investors in understanding its operating performance and trends. Where non-GAAP disclosures are used in this press release, a reconciliation to the comparable GAAP measures is provided in the accompanying tables. The non-GAAP financial measures Riverview uses may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations.

HIGHLIGHTS

•	Originated $274.3 million in PPP loans during the second quarter of 2020, generating $7.6 million in deferred loan fees.

•	As part of our ongoing expense control initiatives management has identified $3.4 million in annual cost savings, with implementation resulting in effective cost reductions beginning September 2020.

•

While not a regulatory requirement, to be prudent the Bank hired a firm to perform independent credit risk and capital adequacy stress tests using the current economic recovery scenarios of the highest probability, providing an independent assessment of potential loan losses and capital adequacy over the next 30 months following completion of a detailed loan review covering 73% of existing commercial loan balances within Riverview’s credit portfolio.

•	Goodwill impairment charge of $24.8 million eliminated 100% of the Goodwill on the balance sheet. This is a non-cash charge that does not impact liquidity or risk-based capital ratios.

•

As of June 30, 2020, we granted loan payment deferrals of $9.1 million to consumer and commercial loan customers for 501 loans with outstanding balances totaling $256.4 million, or 22.0%, of total loans.

•	Loans modified with expired deferrals at June 30, 2020 totaled 250, of which 232 loans, 93%, with aggregate balances amounting to $163.3 million returned to contractual repayment status.

•	Total interest-bearing fund costs declined to 0.67% for the quarter ended June 30, 2020 from 0.95% for the quarter ended March 31, 2020.

•	The allowance for loan losses balance increased $1.4 million or 18.0% from the end of the first quarter of 2020 and $2.7 million or 39.0% as compared to the end of the second quarter of 2019.

•	Net charge-offs to average loans, net improved to 0.20% in the second quarter of 2020 as compared to 0.49% in the first quarter of 2020.

Brett D. Fulk, President and Chief Executive Officer, commented “Looking through the ‘noise’ associated with the non-recurring, non-cash goodwill impairment charge during the second quarter, one can see true progress as a result of our ongoing efficiency and increased fee income initiatives. While it is unfortunate that the COVID-19 pandemic created a triggering event that ultimately resulted in a large goodwill impairment charge, I remain optimistic that our past initiatives, coupled with newly implemented efficiency actions projected to reduce overhead expenses by $3.4 million annually, will position us as a leaner, stronger franchise in the future.” Mr. Fulk went on to say “loan losses and the required provisions for potential future losses are a central focus for Riverview and our entire industry as the economic fallout from the COVID-19 pandemic begins to unfold. I am extremely pleased the strategy we employed to aggressively move higher risk credit relationships out of the Bank over the previous two years has resulted in an improved credit risk profile before the COVID-19 pandemic hit and the subsequent economic slowdown began to impact our customers and their ability to repay credit obligations. This strategy, while creating interest earnings pressure as loans outstanding declined over the past two years, will now likely bear fruit through reduced credit exposure to higher risk relationships in an economic slowdown. Our strategic and successful credit risk reduction effort, validated by a recently completed independent credit and capital adequacy stress test, reassures me that we are positioned to effectively manage credit risk and its impact upon risk-based capital and earnings as we navigate through this difficult economic environment.”

“As I have said in past earnings releases,” continued Mr. Fulk, “while at this time it remains virtually impossible to know the totality of the impact this pandemic and the virtual economic shut down will have on our institution, I am confident we entered this crisis well positioned with excellent asset quality, adequate liquidity, and as a well-capitalized bank, all of which remains true despite the large goodwill impairment charge taken during the second quarter.”

“Lastly,” Mr. Fulk added, “the action taken by the Board of Directors to suspend our quarterly dividend was not taken lightly. However, it is imperative that we respond to the dynamic environment we operate in with actions, regardless of how difficult they may be, required to help ensure the long-term health and wellbeing of Riverview. Preservation of capital greatly improves our ability to successfully manage the potential fallout from the current COVID-19 crisis, which is of paramount importance at this time, and the suspension of a dividend is appropriate.”

INCOME STATEMENT REVIEW

Tax-equivalent net interest income for the three months ended June 30, decreased $1.0 million to $9.8 million in 2020 from $10.8 million in 2019. The decrease in tax-equivalent net interest income was primarily attributable to a decline in the tax-equivalent loan yield and the realization of lower levels of loan accretion from purchase accounting marks. The tax-equivalent net interest margin for the three months ended June 30, 2020, decreased to 3.29% from 4.20% for the comparable period of 2019. The tax-equivalent net interest margin excluding income and fees earned on PPP loans would have been 3.49% in the second quarter 2020. The tax-equivalent yield on the loan portfolio decreased to 4.08% in the second quarter of 2020 compared to 5.41% in second quarter of 2019. The actions taken by the Federal Open Market Committee in March 2020 to reduce its target federal funds rate by 150 basis points impacted the loan portfolio yield as it had a corresponding adverse effect on our floating and adjustable rate loans. Also influencing the decline was recognizing the lower yield earned on the addition of PPP loans averaging $185.8 million in the second quarter of 2020. The yield earned on PPP loans from interest and fees was 2.45% for the six months ended June 30, 2020. Investments yielded 2.91% on a tax-equivalent basis in the second quarter of 2020 compared to 3.11% for the same period last year. For the three months ended June 30, the cost of deposits decreased 40 basis points to 0.67% in 2020 from 1.07% in 2019. Loans, net averaged $1.1 billion in the second quarter of 2020 and $888.0 million in the second quarter of 2019. Average investments totaled $66.7 million in 2020 and $102.1 million in 2019. Average interest-bearing liabilities increased to $988.8 million in 2020 from $835.9 million in 2019.

For the six months ended June 30, tax-equivalent net interest income declined $2.0 million to $18.6 million in 2020 from $20.6 million in 2019. The decrease in tax-equivalent net interest income was attributable to average loan balance reductions year over year, lower yielding PPP loan balances vs. yields on loan balances that were removed from the balance sheet year over year, and reductions in net accretion on purchased assets and assumed liabilities. Loans averaged $975.2 million for the six months ended June 30, 2020 compared to $887.4 million for the same period last year. For the six months ended June 30, tax-equivalent net interest margin was 3.43% compared to 4.03% in 2019. The tax-equivalent net interest margin excluding income and fees earned on PPP loans would have been 3.55% for the six months ended June 30, 2020. The tax-equivalent yield on the loan portfolio decreased to 4.33% in the six months ended June 30, 2020 compared to 5.22% for the same period in 2019. For the six months ended June 30, investments yielded 2.88% on a tax-equivalent basis in 2020 compared to 3.10% for the same period last year. The cost of deposits decreased 23 basis points to 0.78% in the first six months of 2020 from 1.01% for the same period in 2019. The cost of interest-bearing liabilities decreased to 0.80% in the first half of 2020 from 1.07% in the first half of 2019.

The provision for loan losses totaled $2.0 million for the quarter ended June 30, 2020, compared to $618 thousand for the same period in 2019. The provision for loan losses totaled $3.8 million for the six months ended June 30, 2020, compared to $1.2 million for the same period in 2019. The increase in the provision for loan losses was the combined result of loan growth, increases in historical loss factors, and changes in qualitative factors related to the allowance for loan losses reserve associated with the effects of COVID-19 as of June 30, 2020. No provision was attributed to the origination of SBA guaranteed PPP loans.

For the quarter ended June 30, noninterest income totaled $2.0 million in 2020 versus $2.1 million in 2019 as a result of reductions to or suspension of selected service charges during the COVID-19 pandemic shutdown. Service charges, fees and commissions decreased $304 thousand while trust and wealth management income declined $71 thousand and $40 thousand, respectively, comparing the second quarters of 2020 and 2019. The reduction in income was partially offset by recognizing an $815 thousand net gain on the sale of investment securities in order to provide liquidity to fund loan demand and limit exposure to falling rates through the disposition of adjustable rate securities. Additionally, mortgage banking originations and income increased substantially in the second quarter of 2020 versus the same period of 2019, increasing $291 thousand to $391 thousand.

For the six months ended June 30, noninterest income increased by $1.0 million to $4.9 million from $3.9 million in 2019. The primary contributors to the overall increase were a $815 thousand in gains on the sale of investment securities and the recognition of mortgage banking income of $499 thousand. Offsetting the increases were reductions in trust commissions and fees of $118 thousand and $67 thousand comparing the six months ended June 30, 2020 and 2019.

Noninterest expense increased $23.5 million to $34.0 million for the three months ended June 30, 2020, from $10.5 million for the same period last year. The increase was primarily due to a noncash goodwill impairment charge of $24.8 million. Excluding the impairment charge, noninterest expense would have declined by $1.3 million or 12.2% comparing the second quarters of 2020 and 2019. Salaries and employee benefits were $845 thousand lower for the second quarter of 2020 when compared to the same period of 2019 due to previously implemented efficiency initiatives and from reductions in cost related to medical benefits. Additionally, and for the same comparison periods, other expenses were $530 thousand or 15.1% lower in the most recently completed quarter due to the same efficiency initiatives and selective expense reductions made during the COVID-19 shutdown.

For the six months ended June 30, noninterest expense increased to $43.2 million in 2020 compared to $22.4 million for the same period in 2019. Excluding the aforementioned noncash goodwill impairment charge, noninterest expense would have decreased by $4.0 million or 18.0% in the six months ended 2020 as compared to the same period in 2019 as a result of implementing efficiency initiatives and selective cost reduction measures.

BALANCE SHEET REVIEW

Total assets, loans, net, and deposits totaled $1.3 billion, $1.2 billion, and $1.0 billion, respectively, at June 30, 2020. For the six months ended June 30, 2020, total assets, loans and deposits increased $266.8 million, $313.3 million and $82.7 million, respectively. Business lending, including commercial and commercial real estate loans, increased $301.1 million due primarily to the origination of $274.3 million in PPP loans and originations in new and existing markets in the first six months of 2020. For this same period, construction lending increased $17.5 million while retail lending, which includes residential and consumer loans, decreased $5.2 million. Total investments decreased to $74.1 million at June 30, 2020, compared to $91.2 million at December 31, 2019 primarily as a result of security sales. The increase in total deposits consisted of increases in noninterest-bearing deposits of $26.2 million and interest-bearing deposits of $56.5 million. As a percentage of total deposits, noninterest-bearing deposits amounted to 17.0% at June 30, 2020 and 15.7% at December 31, 2019. Long term debt increased $210.0 million primarily through the usage of the Federal Reserve’s liquidity facility set up to assist financing for PPP loans. For the second quarter ended June 30, 2020, total assets, loans, net and deposits increased $229.8 million, $278.0 million and $64.7 million, respectively.

Stockholders’ equity totaled $94.5 million, or $10.20 per share, at June 30, 2020, $118.1 million, or $12.81 per share, at December 31, 2019, and $115.7 million, or $12.62 per share, at June 30, 2019. The decrease in stockholders’ equity in the six months ended June 30, 2020 was due primarily to the goodwill impairment charge taken at the end of the second quarter of 2020. Tangible stockholders’ equity per common share increased to $9.94 at June 30, 2020, compared to $9.58 at June 30, 2019.

ASSET QUALITY REVIEW

Nonperforming assets were $13.4 million, or 1.15% of loans, net, and foreclosed assets at June 30, 2020, $5.7 million or 0.65% at March 31, 2020, and $5.1 million or 0.60% at December 31, 2019. Troubled debt restructured (“TDR”) loans increased $7.0 million in the second quarter of 2020. In March 2020, a joint statement was issued by federal and state regulatory agencies to clarify that short-term loan modifications are not TDRs if made on a good-faith basis in response to COVID-19 to borrowers who were current prior to the implementation of our deferral programs. The Company reevaluates these credits granted deferrals under this guidance each quarter under its existing TDR framework, and where such a loan modification would result in a concession to a borrower experiencing financial difficulty, the loan will be accounted for as a TDR. Adjusting for accruing restructured loans, nonperforming assets were $3.8 million, or 0.32% of loans, net and foreclosed assets at June 30, 2020, and $2.4 million, or 0.28%, at December 31, 2019. The allowance for loan losses equaled $9.7 million, or 0.84%, of loans, net, at June 30, 2020, compared to $7.5 million, or 0.88%, at December 31, 2019. The coverage ratio, the allowance for loan losses as a percentage of nonperforming assets, was 72.8% at June 30, 2020 and 148.0% at December 31, 2019. Excluding accruing restructured loans, the coverage ratio would be 257.1% at June 30, 2020. Loans charged-off, net of recoveries, for the six months ended June 30, 2020, equaled $1.6 million compared to $547 thousand for the same period last year.

Riverview Financial Corporation is the parent company of Riverview Bank. An independent community bank, Riverview Bank serves the Pennsylvania market areas of Berks, Blair, Bucks, Centre, Clearfield, Cumberland, Dauphin, Huntingdon, Lebanon, Lehigh, Lycoming, Perry, Schuylkill and Somerset Counties through 27 community banking offices and 3 limited purpose offices. Each office, interdependent with the community, offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations and government entities. Riverview’s business philosophy includes offering direct access to senior management and other officers and providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures and consistently applied credit policies. The Company’s common stock trades on the NASDAQ Global Market under the symbol “RIVE”. The Investor Relations site can be accessed at https://www.riverviewbankpa.com/.

SOURCE: Riverview Financial Corporation

Contact: Scott A. Seasock, CFO at 717.827.4039 or sseasock@riverviewbankpa.com

Safe Harbor Forward-Looking Statements:

We make statements in this press release, and we may from time to time make other statements regarding our outlook or expectations for future financial or operating results and/or other matters regarding or affecting Riverview Financial Corporation, Riverview Bank, and its subsidiaries (collectively, “Riverview”) that may be considered “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, Riverview claims the protection of the statutory safe harbors for forward-looking statements.

Riverview cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and political conditions, particularly in our market area; credit risk associated with our lending activities; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting Riverview’s operations, pricing, products and services and other factors that may be described in Riverview’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time. Most recently in December 2019, a novel strain of coronavirus surfaced in Wuhan, China, and spread around the world, with resulting business and social disruption. The coronavirus was declared a Public Health Emergency of International Concern by the World Health Organization on January 30, 2020. The risk factors associated with this event could have a material adverse effect on significant estimates, operations and business results of Riverview. Significant estimates as disclosed in Riverview’s Forms 10-K and 10-Q include allowance for loan losses, fair value of financial instruments, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loan, determination of other-than-temporary impairment losses on securities, impairment of goodwill and intangible assets.

Furthermore, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following risks, any of which could have a material, adverse effect on the Company’s business, financial condition, liquidity, and results of operations: the demand for Bank’s products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; the Company’s allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect the Company’s net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to the Company; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on the Company’s assets may decline to a greater extent than the decline in the Company’s cost of interest-bearing liabilities, reducing the Company’s net interest margin and spread and reducing net income; the Company’s wealth management revenues may decline with continuing market turmoil; and the Company’s cybersecurity risks are increased as the result of an increase in the number of employees working remotely.

In addition to these risks, acquisitions and business combinations present risks other than those presented by the nature of the business acquired. Acquisitions and business combinations may be substantially more expensive to complete than originally anticipated, and the anticipated benefits may be significantly harder, or take longer, to achieve than expected. As a regulated financial institution, our pursuit of attractive acquisition and business combination opportunities could be negatively impacted by regulatory delays or other regulatory issues. Regulatory and/or legal issues related to the pre-acquisition operations of an acquired or combined business may cause reputational harm to Riverview following the acquisition or combination, and integration of the acquired or combined business with ours may result in additional future costs arising as a result of those issues.

The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, Riverview assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

In addition to evaluating its results of operations in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Riverview routinely presents and supplements its evaluation with an analysis of certain non-GAAP financial measures, such as tangible stockholders’ equity and Core net income ratios. The reported results for the three and six months ended June 30, 2020 and 2019, contain items which Riverview considers non-core, namely net gains on sales of investment securities available-for-sale, acquisition related expenses and the adjustment to tax expense due to the enactment of the Tax Act. Riverview presents the non-GAAP financial measures because it believes that these measures provide useful and comparative information to assess trends in Riverview’s results of operation. Presentation of these non-GAAP financial measures is consistent with how Riverview evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in evaluation of companies in Riverview’s industry. Where non-GAAP measures are used in this press release, reconciliations to the comparable GAAP measures are provided in the accompanying tables. The non-GAAP financial measures Riverview uses may differ from similarly titled non-GAAP financial measures of other financial institutions. These non-GAAP financial measures would not be considered a substitute for GAAP basis measures, and Riverview strongly encourages a review of its condensed consolidated financial statements in their entirety. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are presented in the tabular material that follows.

[TABULAR MATERIAL FOLLOWS]

Summary Data

Riverview Financial Corporation

Five Quarter Trend

(In thousands, except per share data)

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2020	2020	2019	2019	2019
Key performance data:

Per common share data:
Net income (loss)	$(2.61)	$0.07	$0.14	$0.25	$0.16
Core net income (1)	$0.05	$0.00	$0.13	$0.25	$0.16
Cash dividends declared	$0.08	$0.08	$0.08	$0.08	$0.10
Book value	$10.20	$12.82	$12.81	$12.77	$12.62
Tangible book value (1)	$9.94	$9.87	$9.83	$9.75	$9.58
Market value:
High	$7.60	$13.60	$12.50	$11.68	$11.44
Low	$4.13	$5.25	$11.10	$9.90	$10.50
Closing	$5.38	$6.47	$12.49	$11.68	$10.50
Market capitalization	$49,839	$59,757	$115,116	$107,252	$96,261
Common shares outstanding	9,263,697	9,236,039	9,216,616	9,182,565	9,167,670

Selected ratios:

Return on average stockholders’ equity	(81.21)%	2.14%	4.28%	7.62%	5.00%

Core return on average stockholders’ equity (1)	1.55%	(0.04)%	4.09%	7.76%	5.00%

Return on average tangible stockholders’ equity (1)	(104.88)%	2.77%	5.59%	9.97%	6.61%

Core return on average tangible stockholders’ equity (1)	2.00%	(0.05)%	5.33%	10.16%	6.61%

Tangible stockholders’ equity to tangible assets (1)	6.85%	8.36%	8.61%	8.28%	8.04%

Return on average assets	(7.50)%	0.23%	0.46%	0.81%	0.51%

Core return on average assets (1)	0.14%	0.00%	0.44%	0.82%	0.51%

Stockholders’ equity to total assets	7.01%	10.60%	10.94%	10.57%	10.33%

Efficiency ratio (2)	287.46%	82.49%	84.24%	69.11%	79.90%

Nonperforming assets to loans, net, and foreclosed assets	1.15%	0.65%	0.60%	0.66%	0.56%

Net charge-offs to average loans, net	0.20%	0.49%	(0.12)%	0.43%	0.05%

Allowance for loan losses to loans, net	0.84%	0.93%	0.88%	0.80%	0.79%

Earning assets yield (FTE) (3)	3.85%	4.39%	4.54%	5.31%	5.07%

Cost of funds	0.67%	0.95%	0.99%	1.05%	1.07%

Net interest spread (FTE) (3)	3.18%	3.44%	3.55%	4.26%	4.00%

Net interest margin (FTE) (3)	3.29%	3.60%	3.74%	4.46%	4.20%

(1)	See Reconciliation of Non-GAAP financial measures.
(2)

Total noninterest expense less amortization of intangible assets divided by tax-equivalent net interest income and noninterest income less net gain (loss) on sale of investment securities available-for-sale.

(3)	Tax-equivalent adjustments were calculated using the prevailing federal statutory tax rate.

Riverview Financial Corporation

Consolidated Statements of Income (Loss)

(In thousands, except per share data)

Six Months Ended	Jun 30	Jun 30
	2020	2019
Interest income:
Interest and fees on loans:
Taxable	$20,384	$22,368
Tax-exempt	481	463
Interest and dividends on investment securities:
Taxable	931	1,472
Tax-exempt	105	116
Dividends
Interest on interest-bearing deposits in other banks	101	447
Interest on federal funds sold
Total interest income	22,002	24,866

Interest expense:
Interest on deposits	3,184	4,172
Interest on short-term borrowings	28
Interest on long-term debt	348	265
Total interest expense	3,560	4,437
Net interest income	18,442	20,429
Provision for loan losses	3,812	1,201
Net interest income after provision for loan losses	14,630	19,228

Noninterest income:
Service charges, fees and commissions	2,392	2,368
Commissions and fees on fiduciary activities	423	541
Wealth management income	416	483
Mortgage banking income	499	206
Life insurance investment income	386	381
Net gain (loss) on sale of investment securities available-for-sale	815	(42)
Total noninterest income	4,931	3,937

Noninterest expense:
Salaries and employee benefits expense	10,041	13,340
Net occupancy and equipment expense	2,248	2,133
Amortization of intangible assets	339	388
Goodwill impairment	24,754
Net cost of operation of other real estate owned	(11)	35
Other expenses	5,795	6,552
Total noninterest expense	43,166	22,448
Income (loss) before income taxes	(23,605)	717
Income tax expense (benefit)	(116)	(30)
Net income (loss)	$(23,489)	$747
Other comprehensive income:
Unrealized gain on investment securities available-for-sale	$1,893	$2,959
Reclassification adjustment for (gain) loss included in net income	(815)	42
Change in pension liability
Change in cash flow hedge	(38)
Income tax expense related to other comprehensive income	218	630
Other comprehensive income, net of income taxes	822	2,371
Comprehensive income	$(22,667)	$3,118

Per common share data:
Net income:
Basic	$(2.54)	$0.08
Diluted	$(2.54)	$0.08
Average common shares outstanding:
Basic	9,236,314	9,151,850
Diluted	9,236,314	9,167,409
Cash dividends declared	$0.15	$0.20

Riverview Financial Corporation

Consolidated Statements of Income (Loss)

(In thousands, except per share data)

Three months ended	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2020	2020	2019	2019	2019
Interest income:
Interest and fees on loans:
Taxable	$10,602	$9,782	$10,216	$12,283	$11,680
Tax-exempt	236	245	257	259	233
Interest and dividends on investment securities available-for-sale:
Taxable	396	535	622	641	732
Tax-exempt	68	37	41	43	47
Dividends
Interest on interest-bearing deposits in other banks	12	89	119	200	216
Interest on federal funds sold
Total interest income	11,314	10,688	11,255	13,426	12,908

Interest expense:
Interest on deposits	1,395	1,789	1,887	2,027	2,099
Interest on short-term borrowings	23	5
Interest on long-term debt	225	123	122	127	131
Total interest expense	1,643	1,917	2,009	2,154	2,230
Net interest income	9,671	8,771	9,246	11,272	10,678
Provision for loan losses	2,012	1,800	156	1,049	618
Net interest income after provision for loan losses	7,659	6,971	9,090	10,223	10,060

Noninterest income:
Service charges, fees and commissions	1,011	1,381	1,689	1,129	1,315
Commissions and fees on fiduciary activities	210	213	225	314	281
Wealth management income	196	220	231	226	236
Mortgage banking income	391	108	210	151	100
Life insurance investment income	193	193	189	193	194
Net gain (loss) on sale of investment securities available-for-sale		815	73	(53)
Total noninterest income	2,001	2,930	2,617	1,960	2,126

Noninterest expense:
Salaries and employee benefits expense	4,985	5,056	5,273	5,232	5,830
Net occupancy and equipment expense	1,068	1,180	1,183	1,041	1,044
Amortization of intangible assets	169	170	191	194	194
Goodwill impairment	24,754
Net cost (benefit) of operation of other real estate owned		(11)	47	(15)	(92)
Other expenses	2,978	2,817	3,495	2,979	3,508
Total noninterest expense	33,954	9,212	10,189	9,431	10,484
Income (loss) before income taxes	(24,294)	689	1,518	2,752	1,702
Income tax expense (benefit)	(172)	56	245	486	268
Net income (loss)	$(24,122)	$633	$1,273	$2,266	$1,434

Other comprehensive income (loss):
Unrealized gain (loss) on investment securities available-for-sale	$840	$1,053	$134	$(256)	$1,936
Reclassification adjustment for (gain) loss included in net income		(815)	(73)	53
Change in pension liability			16
Change in cash flow hedge	(38)
Income tax expense (benefit) related to other comprehensive income (loss)	168	50	16	(42)	406
Other comprehensive income (loss), net of income taxes	634	188	61	(161)	1,530
Comprehensive income (loss)	$(23,488)	$821	$1,334	$2,105	$2,964

Per common share data:
Net income (loss):
Basic	$(2.61)	$0.07	$0.14	$0.25	$0.16
Diluted	$(2.61)	$0.07	$0.14	$0.25	$0.16
Average common shares outstanding:
Basic	9,249,184	9,223,445	9,191,551	9,173,901	9,160,290
Diluted	9,249,184	9,233,060	9,210,646	9,181,076	9,172,992
Cash dividends declared	$0.08	$0.08	$0.08	$0.08	$0.10

Riverview Financial Corporation

Details of Net Interest and Net Interest Margin

(In thousands, fully taxable equivalent basis)

Three months ended	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2020	2020	2019	2019	2019
Net interest income:
Interest income
Loans, net:
Taxable	$10,602	$9,782	$10,216	$12,283	$11,680
Tax-exempt	299	310	325	328	295
Total loans, net	10,901	10,092	10,541	12,611	11,975
Investments:
Taxable	396	535	622	641	732
Tax-exempt	86	47	52	54	60
Total investments	482	582	674	695	792
Interest on interest-bearing balances in other banks	12	89	119	200	216
Federal funds sold
Total interest income	11,395	10,763	11,334	13,506	12,983
Interest expense:
Deposits	1,395	1,789	1,887	2,027	2,099
Short-term borrowings	23	5
Long-term debt	225	123	122	127	131
Total interest expense	1,643	1,917	2,009	2,154	2,230
Net interest income	$9,752	$8,846	$9,325	$11,352	$10,753

Yields on earning assets:
Loans, net:
Taxable	4.10%	4.69%	4.93%	5.77%	5.49%
Tax-exempt	3.46%	3.50%	3.47%	3.47%	3.41%
Total loans, net	4.08%	4.64%	4.86%	5.67%	5.41%
Investments:
Taxable	2.74%	2.78%	2.69%	2.90%	3.07%
Tax-exempt	4.10%	4.08%	4.19%	4.08%	3.67%
Total investments	2.91%	2.85%	2.77%	2.96%	3.11%
Interest-bearing balances with banks	0.10%	1.17%	1.39%	2.31%	2.36%
Federal funds sold
Total earning assets	3.85%	4.39%	4.54%	5.31%	5.07%
Costs of interest-bearing liabilities:
Deposits	0.67%	0.90%	0.94%	0.99%	1.02%
Short-term borrowings	0.33%	2.03%
Long-term debt	0.74%	4.19%	6.95%	7.26%	7.59%
Total interest-bearing liabilities	0.67%	0.95%	0.99%	1.05%	1.07%
Net interest spread	3.18%	3.44%	3.55%	4.26%	4.00%
Net interest margin	3.29%	3.60%	3.74%	4.46%	4.20%

Riverview Financial Corporation

Consolidated Balance Sheets

(In thousands, except per share data)

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
At period end	2020	2020	2019	2019	2019
Assets:
Cash and due from banks	$10,195	$12,128	$11,838	$13,108	$11,354
Interest-bearing balances in other banks	33,033	61,107	38,510	16,733	29,621
Federal funds sold
Investment securities available-for-sale	74,134	68,402	91,247	106,637	100,254
Loans held for sale	4,252	272	81	336	170
Loans, net	1,165,453	887,449	852,109	883,506	889,305
Less: allowance for loan losses	9,736	8,251	7,516	7,097	7,002
Net loans	1,155,717	879,198	844,593	876,409	882,303
Premises and equipment, net	18,668	18,875	17,852	18,115	18,144
Accrued interest receivable	1,826	2,589	2,414	2,751	2,870
Goodwill		24,754	24,754	24,754	24,754
Other intangible assets, net	2,397	2,566	2,736	2,927	3,121
Other assets	46,578	47,152	45,929	47,989	47,607
Total assets	$1,346,800	$1,117,043	$1,079,954	$1,109,759	$1,120,198

Liabilities:
Deposits:
Noninterest-bearing	$173,567	$148,633	$147,405	$161,211	$160,407
Interest-bearing	849,586	809,870	793,075	808,372	819,293
Total deposits	1,023,153	958,503	940,480	969,583	979,700
Short-term borrowings
Long-term debt	217,010	26,992	6,971	6,951	6,932
Accrued interest payable	457	424	435	432	445
Other liabilities	11,728	12,683	13,958	15,538	17,443
Total liabilities	1,252,348	998,602	961,844	992,504	1,004,520

Stockholders’ equity:
Common stock	102,552	102,386	102,206	101,807	101,644
Capital surplus	161	134	112	300	304
Retained earnings (accumulated deficit)	(8,735)	16,081	16,140	15,557	13,978
Accumulated other comprehensive loss	474	(160)	(348)	(409)	(248)
Total stockholders’ equity	94,452	118,441	118,110	117,255	115,678
Total liabilities and stockholders’ equity	$1,346,800	$1,117,043	$1,079,954	$1,109,759	$1,120,198

Riverview Financial Corporation

Consolidated Balance Sheets

(In thousands except per share data)

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
Average quarterly balances	2020	2020	2019	2019	2019
Assets:
Loans, net:
Taxable	$1,041,161	$838,825	$822,667	$845,103	$853,329
Tax-exempt	34,723	35,595	37,194	37,523	34,714
Total loans, net	1,075,884	874,420	859,861	882,626	888,043
Investments:
Taxable	58,230	77,400	91,665	87,753	95,577
Tax-exempt	8,442	4,628	4,929	5,257	6,558
Total investments	66,672	82,028	96,594	93,010	102,135
Interest-bearing balances with banks	48,174	30,490	33,882	34,323	36,780
Federal funds sold
Total earning assets	1,190,730	986,938	990,337	1,009,959	1,026,958
Other assets	102,097	98,407	99,930	101,242	99,923
Total assets	$1,292,827	$1,085,345	$1,090,267	$1,111,201	$1,126,881
Liabilities and stockholders’ equity:
Deposits:
Noninterest-bearing	$171,500	$144,630	$152,596	$159,320	$159,069
Interest-bearing	837,512	795,084	797,577	810,430	829,003
Total deposits	1,009,012	939,714	950,173	969,750	988,072
Short-term borrowings	28,417	989
Long-term debt	122,875	11,817	6,962	6,942	6,922
Other liabilities	13,062	13,668	15,179	16,581	16,944
Total liabilities	1,173,366	966,188	972,314	993,273	1,011,938
Stockholders’ equity	119,461	119,157	117,953	117,928	114,943
Total liabilities and stockholders’ equity	$1,292,827	$1,085,345	$1,090,267	$1,111,201	$1,126,881

Riverview Financial Corporation

Asset Quality Data

(In thousands)

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2020	2020	2019	2019	2019
At quarter end:
Nonperforming assets:
Nonaccrual loans	$3,241	$2,048	$2,287	$2,927	$2,165
Accruing restructured loans	9,592	2,646	2,666	2,692	2,715
Accruing loans past due 90 days or more	183	691	45	100	52
Foreclosed assets	363	346	82	87	86
Total nonperforming assets	$13,379	$5,731	$5,080	$5,806	$5,018

Three months ended:
Allowance for loan losses:
Beginning balance	$8,251	$7,516	$7,097	$7,002	$6,486
Charge-offs	574	1,123	237	985	142
Recoveries	47	58	500	31	40
Provision for loan losses	2,012	1,800	156	1,049	618
Ending balance	$9,736	$8,251	$7,516	$7,097	$7,002

Riverview Financial Corporation

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
Three months ended:	2020	2020	2019	2019	2019
Core net income (loss) per common share:
Net income (loss)	$(24,122)	$633	$1,273	$2,266	$1,434
Adjustments:
Less: Gain (loss) on sale of investment securities, net of tax		644	58	(42)
Add: Acquisition related expenses, net of tax
Add: Goodwill impairment	24,581
Net income (loss) – Core	$459	$(11)	$1,215	$2,308	$1,434

Average common shares outstanding	9,249,184	9,223,445	9,191,551	9,173,901	9,160,290
Core net income (loss) per common share	$0.05	$0.00	$0.13	$0.25	$0.16

Tangible book value:
Total stockholders’ equity	$94,452	$118,441	$118,110	$117,255	$115,678
Less: Goodwill		24,754	24,754	24,754	24,754
Less: Other intangible assets, net	2,397	2,566	2,736	2,927	3,121
Total tangible stockholders’ equity	$92,055	$91,121	$90,620	$89,574	$87,803

Common shares outstanding	9,263,697	9,236,039	9,216,616	9,182,565	9,167,670

Tangible book value per share	$9.94	$9.87	$9.83	$9.75	$9.58

Tangible stockholders’ equity to tangible assets:
Total stockholders’ equity	$94,452	$118,441	$118,110	$117,255	$115,678
Less: Goodwill		24,754	24,754	24,754	24,754
Less: Other intangible assets, net	2,397	2,566	2,736	2,927	3,121
Total tangible stockholders’ equity	$92,055	$91,121	$90,620	$89,574	$87,803

Total assets	$1,346,800	$1,117,043	$1,079,954	$1,109,759	$1,120,198
Less: Goodwill		24,754	24,754	24,754	24,754
Less: Other intangible assets, net	2,397	2,566	2,736	2,927	3,121
Total tangible assets	$1,344,403	$1,089,723	$1,052,464	$1,082,078	$1,092,323

Tangible stockholders’ equity to tangible assets	6.85%	8.36%	8.61%	8.28%	8.04%

Core return on average stockholders’ equity:
Net income (loss) GAAP	$(24,122)	$633	$1,273	$2,266	$1,434
Adjustments:
Less: Gain (loss) on sale of investment securities, net of tax		644	58	(42)
Add: Acquisition related expenses, net of tax
Add: Goodwill impairment	24,581
Net income (loss) – Core	$459	$(11)	$1,215	$2,308	$1,434

Average stockholders’ equity	$119,461	$119,157	$117,953	$117,928	$114,943
Core return on average stockholders’ equity	1.55%	(0.04)%	4.09%	7.76%	5.00%

Return on average tangible equity:
Net income (loss) GAAP	$(24,122)	$633	$1,273	$2,266	$1,434

Average stockholders’ equity	$119,461	$119,157	$117,953	$117,928	$114,943
Less: average intangibles	26,961	27,401	27,579	27,775	27,968
Average tangible stockholders’ equity	$92,500	$91,756	$90,374	$90,153	$86,975

Return on average tangible stockholders’ equity	(104.88)%	2.77%	5.59%	9.97%	6.61%

Riverview Financial Corporation

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
Three months ended:	2020	2020	2019	2019	2019
Core return on average tangible stockholders’ equity:
Net income (loss) GAAP	$(24,122)	$633	$1,273	$2,266	$1,434
Adjustments:
Less: Gain (loss) on sale of investment securities, net of tax		644	58	(42)
Add: Acquisition related expenses, net of tax
Add: Goodwill impairment	24,581
Net income (loss) – Core	$459	$(11)	$1,215	$2,308	$1,434

Average stockholders’ equity	$119,461	$119,157	$117,953	$117,928	$114,943
Less: average intangibles	26,961	27,401	27,579	27,775	27,968
Average tangible stockholders’ equity	$92,500	$91,756	$90,374	$90,153	$86,975

Core return on average tangible stockholders’ equity	2.00%	(0.05)%	5.33%	10.16%	6.61%

Core return on average assets:
Net income (loss) GAAP	$(24,122)	$633	$1,273	$2,266	$1,434
Adjustments:
Less: Gain (loss) on sale of investment securities, net of tax		644	58	(42)
Add: Acquisition related expenses, net of tax
Add: Goodwill impairment	24,581
Net income (loss) – Core	$459	$(11)	$1,215	$2,308	$1,434

Average assets	$1,292,827	$1,085,345	$1,090,267	$1,111,201	$1,126,881
Core return on average assets	0.14%	0.00%	0.44%	0.82%	0.51%

Riverview Financial Corporation

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

	Jun 30	Jun 30
Three months ended:	2020	2019
Core net income per common share:
Net income (loss)	$(23,489)	$747
Adjustments:
Less: Gains (loss) on sale of investment securities, net of tax	644	(33)
Add: Executive separation expense, net of tax		1,752
Add: Goodwill impairment	24,581
Net income (loss) – core	$448	$2,532

Average common shares outstanding	9,236,314	9,151,850

Core net income (loss) per common share	$0.05	$0.28